Exhibit 99.1

Special Committee of Seer’s Board of Directors Unanimously Rejects Unsolicited Acquisition Proposal from Omid Farokhzad, M.D.

REDWOOD CITY, Calif., July 20, 2026 (GLOBE NEWSWIRE) — Seer, Inc. (Nasdaq: SEER), the pioneer and trusted partner for deep, unbiased proteomic insights, today announced that the Special Committee of Seer’s Board of Directors, consisting of independent directors Meeta Gulyani and Nicolas Roelofs, Ph.D., has thoroughly reviewed and unanimously rejected the unsolicited, non-binding proposal received on July 1, 2026, from Omid Farokhzad, M.D., Seer’s Chair and Chief Executive Officer, to acquire all of the outstanding shares of Seer’s Class A common stock for $2.45 per share in cash plus two separate contingent value rights (the “Proposal”).

Consistent with its fiduciary duties, the Special Committee carefully reviewed the Proposal in consultation with its independent advisors and unanimously determined that it is not in the best interests of Seer’s stockholders because it undervalues Seer and fails to reflect the value of Seer’s long-term growth prospects. In reaching this conclusion, the Special Committee noted that the contingent value rights included in the Proposal, which are intended to allow Seer’s stockholders to benefit from future developments related to Seer’s technology, were insufficient to fully value Seer and its growth potential.

About Seer, Inc.

Seer, Inc. (Nasdaq: SEER) sets the standard in deep, unbiased proteomics, delivering insights with a scale, speed, precision and reproducibility previously unattainable. Seer’s Proteograph ® Product Suite integrates proprietary engineered nanoparticles, streamlined automation instrumentation, optimized consumables and advanced analytical software to overcome the limitations of traditional proteomic methods. Seer’s products are for research use only and are not intended for diagnostic procedures. For more information, visit www.seer.bio.

For more information, please email us at pr@seer.bio.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding Seer’s prospects, growth potential and technology. These and other risks are described more fully in Seer’s filings with the SEC and other documents that Seer subsequently files with the SEC from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact:

Patrick Schmidt

pr@seer.bio

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Marissa Bych

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